P.O. Box 25099  ▫  Richmond, VA 23260  ▫  Phone: (804) 359-9311  ▫  Fax: (804) 254-3584

PRESS RELEASE
CONTACT:	Karen M. L. Whelan		RELEASE:	2:15 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Reports First Quarter Earnings
Richmond, VA, August 4, 2011 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the first quarter of fiscal year 2012, which ended on June 30, 2011, was $15.9 million, or $0.52 per diluted share, compared to last year’s first quarter net income of $25.3 million, or $0.87 per diluted share. These results include $6.9 million before taxes, or $0.19 per diluted share, in restructuring charges primarily in North America and Europe as well as a $9.6 million pre-tax gain ($0.27 per diluted share) on insurance settlement proceeds to replace factory and equipment lost in a fire at a plant in Europe.  Revenues for the first quarter of fiscal year 2012 of about $479 million were lower by about 11%, due to reduced sales to Philip Morris International in Brazil related to farmer contract assignments last year.  The full impact of that change was reflected in this year’s first quarter.

Mr. Freeman stated, “So far this year is unfolding as we had anticipated when we disclosed it last year.  We expected pressure on comparisons of this quarter against the strong results we achieved in the same period last year. We also expected a slow start to the season, which is typical in a cycle of oversupply as customers and farmers alike delay action to evaluate how the market develops, and we have seen that in some areas.  We are managing that process well.  We are also seeing the effects in Brazil of reduced sales of leaf due to the assignment of some of our farmer contracts to a subsidiary of Philip Morris International last year.  We believe that the entire impact of those reduced sales has been reflected in our first quarter.  We continue to sell leaf to Philip Morris International from Brazil.  We have also agreed to process leaf for them there.

“Despite these challenges, we are pleased with our success to date in managing crop purchases and customer requirements and believe that we are well-positioned to avoid excessive uncommitted stock levels throughout the season.  Although levels of uncommitted inventory are up in both absolute and relative terms, we are beginning to see them decline in some areas as the trading season develops in the second fiscal quarter.  In fact, sales activity has increased through July and remains at a brisk pace, and we are having good results in strengthening relationships with customers – both new and old.  We continue to make progress as well on our restructuring programs in several regions, to further reduce operating cost structures where necessary.  Our folks are busy and motivated to efficiently serve our customers around the world, and we are optimistic about our prospects for managing well through the current cycle.”

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Universal Corporation

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Operating income for the Company’s flue-cured and burley tobacco operations decreased by 26%, to $26.5 million, while revenues for those operations declined by 10%, to $417 million compared to the same quarter last year. That performance includes results from the Company’s North America and Other Regions segments.  While operating margins declined in most regions, the Other Regions segment results were significantly influenced by lower volumes in South America.  The Company’s Brazilian operations were affected by reduced sales to Philip Morris International related to farmer contract assignments last year.  The full impact of that change was reflected in this year’s first quarter, and was also responsible for the reduction in revenues for the Other Regions segment.  Results in Africa were down as a result of lower margins on old crop sales and delayed shipments in some areas for the current crop.  Asia experienced reduced operating profits from lower trading volumes, due in part to later shipments and to limited availability of preferred leaf styles.  Selling, general, and administrative costs for the first quarter were flat for this segment compared with the prior year.  Operating income for the North America segment improved by nearly $2 million compared to last year’s first quarter on reduced overhead costs which included savings from restructuring activity.  Lower current crop volumes due to delayed shipments partially offset those benefits.  Those reduced overhead costs also reduced selling, general, and administrative costs for this segment.

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment operating income for the first fiscal quarter was down by about $3.6 million as lower results from the oriental tobacco joint venture were partially offset by improved results in Dark tobacco on timing of old crop tobacco shipments.   Results for the joint venture declined on lower margins and volumes as well as the negative comparison caused by currency gains in the first quarter last year.  Revenues for this segment decreased by 16% to about $62 million primarily related to timing of shipments of oriental tobaccos through the United States and the transfer of some business from Special Services to the Other Regions segment.  Revenues for the Dark business were up due to the old crop shipments during the quarter.  Selling, general, and administrative costs for the segment were flat compared with the prior year.

OTHER ITEMS:

Cost of sales decreased by 12% to $385.1 million in the quarter on lower volumes, primarily in South America. Selling, general, and administrative costs increased slightly as larger provisions on farmer advances and other receivables were mostly offset by the partial reversal of a statutory severance accrual in Africa due to a change in the law and by favorable variances in currency remeasurement and exchange gains and losses compared with the previous year’s first quarter. Interest expense was up $0.4 million due to higher interest rates on average. The effective income tax rate for the quarter of 35.5% approximates U.S. statutory rates and was higher than the 33.5% effective rate for the same quarter last year.

During the first quarter, an insurance settlement was received for replacement cost recovery on the factory and equipment destroyed in a fire at the Company’s sheet tobacco operations in Europe in 2010.  The settlement generated a gain of $9.6 million.  The gain was reported as Other Income in the Company’s consolidated income statement.

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Universal Corporation

Additional information

Amounts described as “net income” and “earnings per diluted share” that are included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected.  A further list and description of these risks, uncertainties, and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and in other documents the Company files with the Securities and Exchange Commission.  This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2011.

At 5:00 p.m. (Eastern Time) on August 4, 2011, the Company will host a conference call to discuss these results.  Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time.  A replay of the webcast will be available at that site through November 4, 2011.  A taped replay of the call will be available through August 25, 2011, by dialing (855) 859-2056.  The confirmation number to access the replay is 88792286.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco merchant and processor and conducts business in more than 30 countries.  Its revenues for the fiscal year ended March 31, 2011, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(In thousands of dollars, except per share data)
	Three Months Ended June 30,
	2011	2010
	(Unaudited)
Sales and other operating revenues	$479,465	$538,916
Costs and expenses
Cost of goods sold	385,107	436,679
Selling, general and administrative expenses	61,578	60,183
Other income	(9,592)	—
Restructuring costs	6,859	949
Operating income	35,513	41,105
Equity in pretax earnings (loss) of unconsolidated affiliates	(3,489)	378
Interest income	357	444
Interest expense	5,533	5,126
Income before income taxes and other items	26,848	36,801
Income taxes	9,526	12,383
Net income.	17,322	24,418
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(1,434)	902
Net income attributable to Universal Corporation	15,888	25,320
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)
Earnings available to Universal Corporation common shareholders	$12,176	$21,608

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.52	$0.89
Diluted	$0.52	$0.87

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
	June 30, 2011	June 30, 2010	March 31, 2011
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$93,795	$61,781	$141,007
Accounts receivable, net	322,690	221,053	335,575
Advances to suppliers, net	130,783	122,878	160,616
Accounts receivable - unconsolidated affiliates	47,111	42,403	10,433
Inventories - at lower of cost or market:
Tobacco	987,379	1,152,427	742,422
Other	60,871	66,183	48,647
Prepaid income taxes	20,493	14,062	18,661
Deferred income taxes	54,479	46,058	47,009
Other current assets	77,527	72,042	73,864
Total current assets	1,795,128	1,798,887	1,578,234
Property, plant and equipment
Land	14,186	15,740	14,851
Buildings	241,771	262,468	257,380
Machinery and equipment	537,693	535,480	555,316
	793,650	813,688	827,547
Less accumulated depreciation	(483,481)	(486,576)	(510,844)
	310,169	327,112	316,703
Other assets
Goodwill and other intangibles	99,461	105,409	99,546
Investments in unconsolidated affiliates	113,745	95,494	115,478
Deferred income taxes	12,957	28,627	18,177
Other noncurrent assets	66,165	101,870	99,729
	292,328	331,400	332,930
Total assets.	$2,397,625	$2,457,399	$2,227,867

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
	June 30, 2011	June 30, 2010	March 31, 2011
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Notes payable and overdrafts	$263,302	$298,899	$149,291
Accounts payable and accrued expenses	217,225	239,451	213,014
Accounts payable - unconsolidated affiliates	322	977	4,154
Customer advances and deposits	65,588	144,477	8,426
Accrued compensation	22,532	17,978	30,201
Income taxes payable	10,942	13,958	12,265
Current portion of long-term obligations	95,000	5,000	95,000
Total current liabilities	674,911	720,740	512,351
Long-term obligations	321,612	418,547	320,193
Pensions and other postretirement benefits	106,612	98,686	102,858
Other long-term liabilities	44,729	65,412	50,213
Deferred income taxes	45,036	38,627	42,847
Total liabilities	1,192,900	1,342,012	1,028,462
Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value,
500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value,
5,000,000 shares authorized, 219,999 shares issued
and outstanding (219,999 at June 30, 2010, and March 31, 2011)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares
authorized, 23,226,863 shares issued and outstanding
(24,155,316 at June 30, 2010, and 23,240,503 at March 31, 2011)	192,590	194,960	191,608
Retained earnings	823,793	768,772	825,751
Accumulated other comprehensive loss	(39,910)	(66,242)	(44,776)
Total Universal Corporation shareholders' equity	1,189,496	1,110,513	1,185,606
Noncontrolling interests in subsidiaries	15,229	4,874	13,799
Total shareholders' equity	1,204,725	1,115,387	1,199,405
Total liabilities and shareholders' equity	$2,397,625	$2,457,399	$2,227,867

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
	Three Months Ended June 30,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,322	$24,418
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	11,027	10,823
Amortization	400	412
Provisions for losses on advances and guaranteed loans to suppliers	4,254	2,991
Foreign currency remeasurement loss (gain), net	178	1,876
Gain on fire loss insurance settlement	(9,592)	—
Restructuring costs	6,859	949
Other, net	10,371	(1,023)
Changes in operating assets and liabilities, net	(186,063)	(303,270)
Net cash used by operating activities	(145,244)	(262,824)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(8,827)	(13,154)
Proceeds from sale of property, plant and equipment, and other	5,817	945
Proceeds from fire loss insurance settlement	9,933	—
Net cash provided (used) by investing activities	6,923	(12,209)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	109,662	127,985
Repayment of long-term obligations	—	(10,000)
Issuance of common stock	134	—
Repurchase of common stock	(4,004)	(10,933)
Dividends paid on convertible perpetual preferred stock	(3,712)	(3,712)
Dividends paid on common stock	(11,195)	(11,427)
Net cash provided by financing activities	90,885	91,913
Effect of exchange rate changes on cash	224	(1,052)
Net decrease in cash and cash equivalents	(47,212)	(184,172)
Cash and cash equivalents at beginning of year	141,007	245,953
Cash and cash equivalents at end of period	$93,795	$61,781

See accompanying notes.

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Universal Corporation

NOTE 1.   BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco merchant and processor.  Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year.  All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature.  Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

NOTE 2.   GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there.  At June 30, 2011, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $25 million ($39 million face amount including unpaid accrued interest, less $14 million recorded for the fair value of the guarantees).  About 76% of these guarantees expire within one year, and all of the remainder expire within five years.  The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks.  Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers.  The maximum potential amount of future payments that the Company’s subsidiary could be required to make at June 30, 2011, was the face amount, $39 million including unpaid accrued interest ($62 million as of June 30, 2010, and $73 million at March 31, 2011).  The fair value of the guarantees was a liability of approximately $14 million at June 30, 2011 ($16 million at June 30, 2010, and $21 million at March 31, 2011).  In addition to these guarantees, the Company has other contingent liabilities totaling approximately $56 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

The Company is involved in other litigation and tax examinations incidental to its business activities.  While the outcome of these matters cannot be predicted with certainty, management is vigorously defending these matters and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

 NOTE 3.   EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended June 30,
(in thousands, except per share data)	2011	2010
Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$15,888	$25,320
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)
Earnings available to Universal Corporation common shareholders
for calculation of basic earnings per share	12,176	21,608

Denominator for basic earnings per share
Weighted average shares outstanding	23,194	24,213

Basic earnings per share	$0.52	$0.89
Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$12,176	$21,608
Add: Dividends on convertible perpetual preferred stock (if
conversion assumed)	—	3,712
Earnings available to Universal Corporation common shareholders
for calculation of diluted earnings per share	12,176	25,320

Denominator for diluted earnings per share:
Weighted average shares outstanding	23,194	24,213
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	4,742
Employee share-based awards	319	260

Denominator for diluted earnings per share	23,513	29,215

Diluted earnings per share	$0.52	$0.87

For the three months ended June 30, 2011, conversion of the Company’s outstanding Series B 6.75% Convertible Perpetual Preferred Stock was not assumed since the effect would have been antidilutive.  For the three months ended June 30, 2011 and 2010, certain employee share-based awards were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive.  These awards included stock appreciation rights and stock options totaling 585,601 shares at a weighted-average exercise price of $51.43 for the quarter ended June 30, 2011, and 657,401 shares at a weighted-average exercise price of $52.65 for the quarter ended June 30, 2010.
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Universal Corporation

NOTE 4.   SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2011	2010

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$ 58,629	$ 63,167
Other regions (1)	358,650	401,819
Subtotal	417,279	464,986
Other tobacco operations (2)	62,186	73,930

Consolidated sales and other operating revenues	$ 479,465	$ 538,916

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$ 5,577	$ 3,692
Other regions (1)	20,909	32,327
Subtotal	26,486	36,019
Other tobacco operations (2)	2,805	6,413

Segment operating income	29,291	42,432

Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	3,489	(378)
Restructuring costs (4)	(6,859)	(949)
Add: Other income	9,592	—

Consolidated operating income	$ 35,513	$ 41,105

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations.  Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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